Thursday, January 17, 2008

Contact:
Ply Gem Industries Shawn K. Poe Vice President, Chief Financial Officer (816) 903-8225

Ply Gem Industries announces the sale of the CertainTeed Eastern Fabrication business to MI Windows and Doors.

January 17, 2008 – MI Windows and Doors, Inc (MI) and Ply Gem Industries, Inc. (Ply Gem) today announced that they have completed a transaction whereby Ply Gem has sold certain assets associated with the CertainTeed window and patio door fabricator business in the eastern United States.  These assets were part of Ply Gem’s recent acquisition of CertainTeed’s vinyl window and patio door business, which was completed in September of 2007.  The assets are used to produce and market vinyl extrusions which are sold to licensed fabricators in the eastern regions of North America.

As part of this transaction, MI has entered into a 10 year agreement with CertainTeed Corporation that allows MI to become the licensor of the CertainTeed brand for windows and patio doors in the eastern United States and eastern Canada.  Ply Gem will continue to be the licensor of the CertainTeed brand for windows and patio doors in the western United States and western Canada.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, " The sale of these assets will enable Ply Gem to focus on those products and markets that were the strategic rational behind our recent acquisition of CertainTeed’s vinyl window and patio door business.  Ply Gem will continue to produce and market for sale under the CertainTeed brand vinyl windows and patio doors in western North America.”  Mr. Robinette went on to say that “this transaction will have no impact on the three western manufacturing facilities acquired in our acquisition of CertainTeed’s vinyl window and patio door business, located in Auburn, WA, Corona, CA, and Sacramento, CA.   Further, this transaction will not have an impact on Ply Gem’s customers or employees.”

About Ply Gem Industries, Inc.

Ply Gem Industries, headquartered in Kearney, Missouri, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories and aluminum window and siding products marketed under the MW, Patriot, Alenco, Great Lakes, Mastic, Alcoa Home Exteriors, Variform, Napco, Kroy and CWD brand names. For more information about Ply Gem or its products, visit www.plygem.com.

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